Exhibit 13(b)



                   MORTON H. SACHS & COMPANY
                    1346 South Third Street
                   Louisville, Kentucky 40208


                                 March 29, 1999


Longboat Trust
The Tower at Erieview, 36th Floor
1301 East Ninth Street
Cleveland, OH 44114

     Re:  Purchase Agreement for Initial Capital

Gentlemen:

     We are purchasing from you today 5,000 Class D Shares of OTI Special Opportunities Fund, a portfolio of Longboat Trust (formerly named "OTI Trust"), an Ohio business trust (the "Trust"), at a price of $10.00 per share, for an aggregate price of $50,000, to provide the initial capital you require pursuant to Section 14 of the Investment Company Act of 1940 in order to make a public offering of shares of the Fund.

     We hereby represent that we are acquiring said shares for investment and not for distribution or resale to the public.

                                   Very truly yours,

                                   MORTON H. SACHS & COMPANY


                                   By:  ______________________________
                                        Morton H. Sachs, President